EXHIBIT 4-D
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(Carlyle-XV)


                 MODIFICATION AND EXTENSION AGREEMENT


         THIS AGREEMENT is made as of September 19, 1996, between AETNA LIFE INSURANCE COMPANY, a Connecticut corporation ("AETNA"), and
MAGUIRE/THOMAS PARTNERS-SOUTH TOWER, a California limited partnership ("MTP-SOUTH TOWER LP").

         1. Aetna is the holder of that indebtedness of MTP-South Tower LP (the "LOAN") evidenced and secured by, among other instruments and agreements:

               a.   that $200,000,000 Promissory Note dated
November 26, 1984 (as at any time heretofore amended, extended, restated or replaced, the "NOTE"), by MTP-South Tower LP (then known as Maguire Partners - Crocker Properties - South Tower) payable to the order of The Aetna Casualty and Surety Company, a Connecticut corporation ("AETNA CASUALTY AND SURETY");

               b. that Deed of Trust, Assignment of Rents and Security Agreement dated as of November 26, 1984 (as at any time heretofore amended, extended, restated or replaced, the "DEED OF TRUST"), by MTP-South Tower LP (then known as Maguire Partners - Crocker Properties - South Tower), as Trustor, to Ticor Title Insurance Company of California, as Trustee, for the benefit of Aetna Casualty and Surety, as Beneficiary, and recorded November 28, 1984 as Instrument Number 84-1399775 in the Official Records of Los Angeles County, California; and

               c. that California Assignment of Rents and Leases dated as of November 26, 1984 (as at any time heretofore amended, extended, restated or replaced, the "ASSIGNMENT OF RENTS"), by MTP-South Tower LP (then known as Maguire Partners - Crocker Properties - South Tower), as assignor, to Aetna Casualty and Surety, as assignee, and recorded November 28, 1984 as Instrument Number 84-1399776 in the Official Records of Los Angeles County, California.

         2. The Deed of Trust encumbers, with first lien priority, that improved real property in Los Angeles, California more particularly described in Exhibit A to the Deed of Trust (the "PROJECT"), which improvements include, without limitation, the 45-story office building project now known as the "IBM Tower" located at 355 South Grand Avenue, together with associated subterranean parking and a garage penthouse structure, and the "X-2 Garage" located at 235 South Hill Street.

         3. Aetna Casualty and Surety assigned and transferred its interest under the Note, the Deed of Trust and the Assignment of Rents to Aetna pursuant to that Assignment dated October 29, 1986 and recorded on December 4, 1986 as Instrument Number 86-1676563 in the Official Records of Los Angeles County, California.

         4. As of December 1, 1994, MTP-South Tower LP, Aetna and CB Commercial Real Estate Group, Inc., as Agent for Aetna, entered into that Lockbox Agreement (as heretofore supplemented and amended, the "LOCKBOX AGREEMENT") providing for the deposit of all Gross Receipts (as defined therein) into Aetna's "DEPOSIT ACCOUNT" (as defined and provided for therein) and certain other matters.

         5.  The Loan matured on December 1, 1994 and has not been repaid.

         6. Prior to the execution and delivery of this Agreement, International Business Machines Corporation ("IBM"), the only limited partner in MTP-South Tower LP, transferred its limited partnership interest in MTP-South Tower LP to Maguire Partners-Bunker Hill, Ltd., one of the general partners of MTP-South Tower LP.

         7. MTP-South Tower LP and Aetna now wish to provide for, subject to the payment to Aetna of $2,000,000 from equity contributions (as provided for herein) and the satisfaction of certain other conditions precedent to the "Effective Date" provided for herein, an extension of the scheduled maturity date of the Loan, until September 1, 2003, and for certain other modifications to the terms and conditions of the instruments and agreements evidencing and securing the Loan (collectively, the "Loan Documents," including but not limited to the Note, the Deed of Trust, the Assignment of Rents and the Lockbox Agreement).

         8. In connection with such conditional modification of the Loan Documents, simultaneously herewith, Aetna and MTP-South Tower LP have caused certain recording instructions dated as of even date herewith (the "RECORDING INSTRUCTIONS") to be issued to Chicago Title Company ("CHICAGO TITLE") providing for the transmittal of this Agreement and the other instruments and agreements described below to Chicago Title and the subsequent closing of the transactions provided for herein upon receipt of the $2,000,000 payment described above and the satisfaction of certain other conditions precedent, prior to the expiration or sooner termination of the Recording Instructions.

         9. Accordingly, as of even date herewith, the parties are executing the following instruments and agreements and are transmitting same to Chicago Title pursuant to the Recording Instructions:

               a. this Agreement between Aetna and MTP-South Tower LP, with the appended Acknowledgment and Agreement executed by the direct and indirect general partners of MTP-South Tower LP;

               b. that Allonge to Promissory Note dated as of even date herewith (the "ALLONGE"), between MTP-South Tower LP and Aetna, amending the Note;

               c. that Amendment to Deed of Trust, Assignment of Rents and Security Agreement and to California Assignment of Rents and Leases and Fixture Filing dated as of even date herewith (the "AMENDMENT TO SECURITY DOCUMENTS"), between MTP-South Tower LP and Aetna, amending the Deed of Trust and the Assignment of Rents;

               d. that Environmental Indemnity dated as of even date herewith (the "ENVIRONMENTAL INDEMNITY AGREEMENT"), by MTP-South Tower LP to and for the benefit of Aetna, providing for certain additional covenants of MTP-South Tower LP in connection with the Project;

               e. that Acknowledgment Agreement (Wells Fargo Center Project Agreements) dated as of even date herewith (the "CENTER
ACKNOWLEDGMENT AGREEMENT"), by MTP-South Tower LP and Maguire Partners - Crocker Properties Phase I, a California limited partnership (the "PHASE I OWNER"), in favor of Aetna;

               f. that Agreement of Property Manager dated as of even date herewith (the "PROPERTY MANAGER'S AGREEMENT"), by Maguire/Thomas Partners-Development, Ltd., a California limited partnership
("MTP-DEVELOPMENT"), and MTP-South Tower LP in favor of Aetna; and

               g. that Consent to Lease Amendment (Munger Tolles & Olson) dated as of even date herewith (the "MUNGER TOLLES CONSENT"), between Aetna and MTP-South Tower LP, providing for the approval by Aetna of (i) that Third Amendment to Lease dated as of March 1, 1996 between MTP-South Tower LP, as Landlord, and Munger, Tolles & Olsen, as Tenant, and (ii) that Termination Agreement dated as of March 1, 1996 among MTP-South Tower LP, the general partners of MTP-South Tower LP and Munger, Tolles & Olson.

The instruments and agreements described in this Recital H executed by each party are being (promptly upon full execution thereof) transmitted to Chicago Title pursuant to the terms and conditions of the Recording Instructions, and this Agreement and such other instruments and agreements shall become effective only if and when same are delivered to the parties in accordance with the terms and conditions of this Agreement prior to the expiration or sooner termination of the Recording Instructions. The Loan Documents, if and when amended as of the Effective Date by this Agreement, the Allonge, the Amendment to Security Documents and the Environmental Indemnity, are sometimes collectively referred to herein as the "AMENDED LOAN DOCUMENTS."

         IN CONSIDERATION of the recitals and agreements set forth herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, MTP-South Tower LP and Aetna agree that the Loan Documents shall be supplemented and modified as follows:


   1.    TRANSACTIONS ON EFFECTIVE DATE AND LLC CONVERSION.

         1.1 CONDITIONS PRECEDENT TO EFFECTIVE DATE. Among the conditions precedent to the Effective Date provided for herein, prior to the expiration or sooner termination of the Recording Instructions:

               1.1.1one or more of the Equity Owners (as defined in Section 1.5 below) of MTP-South Tower (as defined below) must have made capital contributions totalling $2,000,000 in accordance with Section 1.7 below, which sum must have been deposited with Chicago Title pursuant to the Recording Instructions, for disbursement to Aetna on the Effective Date provided for herein in accordance with this Agreement and the Recording Instructions; and

               1.1.2the Investment Committee of Aetna must have approved the execution and delivery of this Agreement and the transactions provided for herein, and Aetna must have provided Chicago Title with written confirmation of such Investment Committee approval.

IF FOR ANY REASON SUCH TRANSACTIONS AND THE OTHER CONDITIONS PRECEDENT PROVIDED FOR IN SECTION 10.2 BELOW HAVE NOT BEEN SATISFIED PRIOR TO THE EXPIRATION OR SOONER TERMINATION OF THE RECORDING INSTRUCTIONS, THEN THIS AGREEMENT AND THE OTHER INSTRUMENTS AND AGREEMENTS EXECUTED AS OF EVEN DATE HEREWITH BY AETNA AND MTP-SOUTH TOWER LP SHALL BE NULL AND VOID, AND NEITHER PARTY SHALL HAVE ANY LIABILITY OR OBLIGATION HEREUNDER OR THEREUNDER. The Recording Instructions provide, among other things, that any of the general partners of MTP-South Tower LP or Aetna may, each acting unilaterally and with or without cause, terminate the Recording Instructions at any time after September 26, 1996, time being of the essence. Without limiting the generality of the foregoing, the parties acknowledge that if the Recording Instructions are terminated prior to the Effective Date provided for herein, the Loan Documents shall remain in full force and effect, unmodified by the matters provided for in this Agreement, and Aetna reserves the right, without limitation, to claim and enforce the imposition of interest at the default rate provided for in the Note for the period from December 1, 1994 until the Note and all other obligations of MTP-South Tower LP to Aetna under the Loan Documents are paid in full. The foregoing acknowledgments of MTP-South Tower LP and Aetna shall survive the expiration or sooner termination of the Recording Instructions.

         1.2 EFFECTIVE DATE. This Agreement shall become effective only on the date of the Closing of certain transactions provided for in this Agreement, which Closing is described in Section 10.1 below and is subject to satisfaction of the conditions precedent provided for in Section 1.1 above and in Section 10.2 below. The date of such Closing (as publicly evidenced by the recording by Chicago Title, in accordance with the Recording Instructions, of the Amendment to Security Documents in the Official Records of Los Angeles County) is herein referred to as the "EFFECTIVE DATE," as provided for in Section 10.1.

         1.3 CONSENT TO EQUITY TRANSACTION. Aetna hereby consents to the transfer by IBM of its interest in MTP-South Tower described in Recital F above.

         1.4 CONVERSION TO LIMITED LIABILITY COMPANY. The general partners of MTP-South Tower LP plan to cause a limited liability company to be formed under California law, to be named Maguire Thomas Partners-South Tower, LLC ("MTP-SOUTH TOWER LLC"), and to cause MTP-South Tower LLC to succeed by operation of law to all of the assets and liabilities of MTP-South Tower LP. If MTP-South Tower LLC is formed and succeeds to the assets and liabilities of MTP-South Tower LP, whether before or after the Effective Date, Aetna consents to such formation and succession, provided that:

               1.4.1all of the general partners of MTP-South Tower LP must be the managing members of MTP-South Tower LLC;

               1.4.2within five days following such formation and succession, MTP-South Tower LLC:

                    1.4.2.1 must duly execute, acknowledge and deliver to Aetna an Amendment to Deed of Trust and Acknowledgement Agreement in the form of Exhibit D attached hereto (the "MTP-SOUTH TOWER LLC ACKNOWLEDGMENT");

                    1.4.2.2 must duly execute and deliver to Aetna a Uniform Commercial Code Fixture Filing in the form of Exhibit E attached hereto (the "MTP-SOUTH TOWER LLC FIXTURE FILING");

                    1.4.2.3     must duly execute and deliver to Aetna
two Uniform Commercial Code Financing Statements in the forms set forth on Exhibit F attached hereto (the "MTP-SOUTH TOWER LLC FINANCING
STATEMENTS");
and

                    1.4.2.4 must cause Chicago Title to record the MTP-South Tower LLC Acknowledgment and the MTP-South Tower LLC Fixture Filing, and to issue a further endorsement to Aetna's title insurance policy referred to in Section 9.3, confirming that record title to the Project has vested in MTP-South Tower LLC and that the Aetna continues to hold a first lien thereon, with no loss of priority -- all premiums, fees and charges in connection therewith shall be paid by MTP-South Tower LLC, as Approved Operating Costs hereunder; and

                    1.4.2.5 must execute such additional instruments as Aetna may reasonably require to evidence the assumption by MTP-South Tower LLC, subject to the provisions of Section 11.8 below, of all of the obligations and liabilities of MTP-South Tower LP hereunder and to confirm the liens and interests of Aetna on the assets of MTP-South Tower LLC in accordance with the terms of the Amended Loan Documents.

If MTP-South Tower LLC is so organized and succeeds to the interest of MTP-
South Tower LP, the failure to comply with the provisions of Section 1.4.1 and Section 1.4.2 above shall constitute a breach of this Agreement with respect to MTP-South Tower LP.

         1.5 MTP-SOUTH TOWER; EQUITY OWNERS. As used herein, "MTP-SOUTH TOWER" shall mean and refer to MTP-South Tower LP or MTP-South Tower LLC as the successor in interest to MTP-South Tower LP, as applicable, and the partners of MTP-South Tower LP or the members of MTP-South Tower LLC, as the case may be, are herein collectively referred to as the "EQUITY OWNERS" of MTP-South Tower and each is herein individually referred to as a "EQUITY OWNER" of MTP-South Tower. Without limiting the generality of the foregoing, after the date MTP-South Tower LLC succeeds to the interest of MTP-South Tower LP, the provisions of Section 11.8 shall apply to the liability of MTP-South Tower LLC, as "MTP-South Tower" thereunder, and to the members of MTP-South Tower LLC, as "Equity Owners" thereunder.

         1.6 APPLICATION OF PRE-CLOSING PAYMENTS. Subject to the disclaimers set forth in the last paragraph of Section 1.1 above (in the event the Effective Date does not occur for any reason):

               1.6.1 Aetna and MTP-South Tower agree that all payments received by Aetna on each "Disbursement Date" under the Lockbox Agreement during the period from December 1, 1994 (the scheduled maturity date of the Loan under the existing Loan Documents) through September 20, 1996 (the most recent Disbursement Date for a disbursement by Agent under the Lockbox Agreement) shall be credited and accounted for as of each such Disbursement Date during such period as follows: (i) first, to the reimbursement of then unpaid legal and other expenses of Aetna reimbursable by MTP-South Tower pursuant to the terms of the Loan Documents (during such period, the total amount of such reimbursements was $443,892.30); (ii) second, to then accrued unpaid interest on the Loan at the rate of thirteen percent (13%) per annum, the applicable interest rate during such period under the existing Loan Documents, through such date; and (iii) third, any excess to principal reduction on such date. As a result of the foregoing, Aetna and MTP-South Tower acknowledge, affirm and agree that as of September 20, 1996: (i) interest on the Loan has been paid through that date, (ii) the principal balance of the Loan is One Hundred Eighty-Nine Million Sixty Thousand Three Hundred Seven and 69/100 Dollars ($189,060,307.69) on that date, and (iii) the balance in the Deposit Account on that date is approximately $3,000 (the minimum balance maintained therein) plus any deposits posted thereto since September 18, 1996.

               1.6.2 During the period following September 20, 1996 through the Effective Date, any payments received by Aetna in accordance with the Lockbox Agreement on each Disbursement Date thereunder shall be credited and accounted for in the same manner, as follows: (i) first, to reimbursement of any then unpaid reimbursable expenses of Aetna under the terms of the Lockbox Agreement and the other Loan Documents, (ii) second, to then accrued unpaid interest on the Loan at the rate of thirteen percent (13%) per annum through such date, and (iii) third, any remaining balance to reduction of the principal balance of the Loan on such date.

         1.7 ADDITIONAL PAYMENT AT CLOSING. On the Effective Date, MTP-South Tower must also pay to Aetna the sum of Two Million
Dollars ($2,000,000), which sum shall be applied on the Effective Date in accordance with Section 1.8 to certain obligations of MTP-South Tower. In connection therewith, MTP-South Tower covenants, agrees, represents and warrants to Aetna:

               1.7.1 that said sum shall be contributed to the equity of MTP-South Tower by one or more of its Equity Owners;

               1.7.2 that no portion of said sum shall have been obtained from Project rents or other Gross Receipts (as defined in the Lockbox Agreement), from other pre-Closing assets of MTP-South Tower, or from indebtedness of MTP-South Tower, whether owed to such Equity Owner or Owners or to any other person; and

               1.7.3 that no Equity Owner making such contribution to the capital of MTP-South Tower shall have any right to receive any return on or return of such sum at any time prior to the repayment in full of the Loan and all other obligations of MTP-South Tower to Aetna.

As provided for in Section 10.1, the payment provided for in this
Section 1.7 shall be made through Chicago Title pursuant to the Recording Instructions, which provide for the simultaneous (i) release of fully executed counterparts of this Agreement and the other instruments and agreements provided for herein to the parties, and (ii) the application of such sum in accordance with the provisions of Section 1.8 below.

         1.8 APPLICATION OF FUNDS AT CLOSING. On the Effective Date, the $2,000,000 payment by MTP-South Tower pursuant to Section 1.7, shall be released by Chicago Title pursuant to the Recording Instructions and applied or disbursed by Aetna for obligations of MTP-South Tower as follows:

               1.8.1 $88,800 shall be applied by Chicago Title for the title insurance premium for the policy or endorsement and recording fees provided for in Section 9.3 below;

               1.8.2 $388,934 shall be disbursed to MTP-Development as payment in full of all previously held-back leasing commissions owed by MTP-South Tower, which sum shall be paid by MTP-South Tower to MTP-Development in satisfaction of all such obligations (and MTP-South Tower hereby represents and warrants that such sum (of which $258,514 was 50% of the commission earned in connection with the February 6, 1995 lease to The Los Angeles Unified School District, $51,176 was 50% of the commission earned plus certain other fees earned in connection with the March 8, 1995 lease to Finova Capital Corporation, and $79,244 was 100% of the commission earned in connection with the July 10, 1995 lease to The Boston Consulting Group) represents the full amount of all accrued leasing commissions and other fees owed by MTP-South Tower to MTP-Development as of the date of this Agreement); and

               1.8.3 following the disbursements described above, the balance of such $2,000,000 shall be disbursed to Aetna, and shall be applied by Aetna:

                    1.8.3.1     first, for reimbursable costs of Aetna,
to the extent not disbursed to Aetna from the Deposit Account pursuant to the terms of the Lockbox Agreement prior to the Effective Date, including, without limitation, such sums as required to reimburse Aetna's legal fees and expenses in connection with the Loan for the period following
March 31, 1996 (the last date for which such fees and expenses were reimbursed by Aetna as provided in Section 1.6 above) through the Effective Date (without limitation with respect to fees and expenses for subsequent periods, such fees and expenses for the period from April 1, 1996 through August 31, 1996 were approximately $51,200); and

                    1.8.3.2 the remaining amount shall credited by Aetna on the Effective Date to reduction of the principal balance of the Loan.

         1.9   ESTABLISHMENT OF PROJECT RESERVE ACCOUNT.

               1.9.1 In addition to the existing Deposit Account and the existing "TAX AND INSURANCE ESCROW" (as defined and provided for in the Lockbox Agreement), in connection with the transactions provided for herein, Aetna has established a new deposit account, Account No. 12336-21673 (the "PROJECT RESERVE") with Bank of America N.T. & S.A., in the name of Agent, as agent for Aetna. As used in this Agreement and in the Lockbox Agreement, "AGENT" means CB Commercial Real Estate Group, Inc. or such other entity as may be designated by Aetna from time-to-time, in accordance with Section 13 of the Lockbox Agreement (and Aetna hereby agrees to not so designate as its Agent an entity which, directly or through affiliates, owns, manages or is developing a competing office building project in downtown Los Angeles), to act as Aetna's agent with respect to the Deposit Account, the Tax and Insurance Escrow and the Project Reserve pursuant to this Agreement and the Lockbox Agreement, as supplemented and modified by the provisions of this Agreement (unless the context requires otherwise, references herein to the "LOCKBOX AGREEMENT" shall mean and refer to the existing Lockbox Agreement as so supplemented and modified). Until the Loan and all other obligations of MTP-South Tower under this Agreement and the other Amended Loan Documents have been paid in full, MTP-South Tower shall remain obligated to reimburse the reasonable fees and costs of Aetna's Agent, which fees shall not be limited to the current fees of Agent specified in the Lockbox Agreement (such fees and costs shall be paid out of Operating Receipts as defined in Section 6.2.1) in accordance with Section 7.2.1.3 below). The Project Reserve shall be the property of Aetna and shall be exclusively controlled by Agent for Aetna for the purposes provided for in this Agreement.

               1.9.2 Absent Default (as defined in Section 8.14.1) under the Amended Loan Documents, in which event Aetna shall have the rights and remedies provided for in Section 6.4.2, the Project Reserve shall be used:
(i) to fund Approved Capital Costs (as defined in Section 5.2.2.1 below) for the Project (including tenant improvement costs and leasing commissions), in accordance with Section 7.3 below; and (ii) to provide working capital for the Project (in addition to the provision for $250,000 of working capital in section 6(b) of the Lockbox Agreement) -- as provided for in the first paragraph of Section 7.2.1 below, if the balance on deposit in the Deposit Account is insufficient therefor, funds in the Project Reserve may be transferred to the Deposit Account for disbursement to pay or permit payment of Approved Operating Costs (as defined in Section 7.2.1.4), Fixed Rate Interest (as defined in Section 2.2.1 below) and certain other obligations which have been approved in advance by Aetna.

               1.9.3 The amount of the maximum balance to be maintained in the Project Reserve at any time in accordance with this Agreement (the "PROJECT RESERVE MAXIMUM BALANCE") shall equal $3,000,000 or such lesser sum as Aetna and MTP-South Tower may mutually agree upon in writing; provided, however, that at any time following the designation of any such lesser sum, MTP-South Tower shall have the right, by notice to Aetna and Agent, to specify that the Project Reserve Maximum Balance again be the sum of $3,000,000 (whereupon the Project Reserve shall be funded to such increased Project Reserve Maximum Balance amount only to the extent of subsequent disbursement of Operating Receipts pursuant to Section 7.2.1.7, i.e., no party shall be responsible for funding such increased amount).


   2.    EXTENSION AND INTEREST.

         ref   EXTENSION; EXTENSION FEE.  The scheduled "Maturity Date"
provided for in Paragraph 1(h) of the Note, in paragraph a. on page 2 of the Deed of Trust, and in any other provision of the Loan Documents, i.e., December 1, 1994, is hereby extended until September 1, 2003, at which time the entire unpaid principal balance of the Loan, all accrued but unpaid interest on the Loan (including both Fixed Rate Interest and Participation Interest, as provided for below), and any other unpaid amounts owed to Aetna in accordance with the terms of the Amended Loan Documents, shall be immediately due and payable. In consideration of such extension, MTP-South Tower shall pay to Aetna a fee (the "EXTENSION FEE") of Five Hundred Thousand Dollars ($500,000), which sum shall be paid to Aetna out of disbursements of Operating Receipts pursuant to Section
7.2.1.9 below.

         2.2 INTEREST. In consideration of Aetna's agreement to extend the scheduled maturity date of the Loan, as provided for in Section 2.1 above, and to reduce the fixed rate of interest payable on the Loan, as provided for in Section 2.2.1 below, MTP-South Tower has agreed that Aetna shall also be entitled to Participation Interest, as provided for in
Section 2.2.2.1 below.

               2.2.1FIXED RATE INTEREST. Effective from and after the Effective Date, until the Loan has been repaid in full, the rate of fixed interest which shall accrue on the outstanding unpaid balance of the Loan shall be decreased to ten percent (10%) per annum ("FIXED RATE INTEREST"), payable monthly in arrears in accordance with the Note, as amended by the Allonge (the "AMENDED NOTE"); provided, however, during the time that any installment of principal or interest payable under the Amended Note is delinquent, interest at the rate of twelve percent (12%) per annum shall accrue and be due and payable on the total of all unpaid principal plus all arrearages of interest past due under the Amended Note; provided further, however, that if there is a maximum legal rate of interest applicable to the Amended Note, the total interest payable on account of the Amended Note shall not exceed interest at such maximum rate permitted by law. Such changes in the fixed interest rate shall only be effective from and after the Effective Date; any unpaid accrued interest on the Loan for the period prior to the Effective Date, at the rate of thirteen percent (13%) per annum, shall be payable at such rate on the next date interest is due following the Effective Date in accordance with the terms of the Amended Note.

               2.2.2PARTICIPATION INTEREST.

                    2.2.2.1 As more particularly provided for in the Allonge, at the maturity of the Loan (including acceleration and prepayment) other than upon Early Repayment in accordance with Section 3.1 below, MTP-South Tower shall also be obligated to pay Aetna additional interest (as more particularly defined in the Allonge, "PARTICIPATION INTEREST") equal to fifty percent (50%) of the amount, if any, by which the sum of:

                          2.2.2.1.1  the "Fair Market Value" of the
Project (as defined and provided for in the Allonge, and determined by appraisal in accordance with the Allonge, except in connection with an "Arms-Length Sale" of the Project in accordance with Section 4.4 below), less an amount equal to one percent (1%) of such sum as an allowance for assumed commissions and other closing costs (except in connection with an Arms-Length Sale of the Project, in which case the amount of closing costs shall be based on the actual closing costs, as provided for in Section 4.4 below), plus

                          2.2.2.1.2  all other assets of MTP-South Tower
(other than the Excluded Assets provided for in Section 8.12 below) plus all amounts on deposit in the Deposit Account, in the Project Reserve and in the Tax and Insurance Escrow, to the extent not required to pay or provide for then-accrued obligations of MTP-South Tower for (i) Fixed Rate Interest and all other sums then due Aetna under the Amended Loan Documents (other than principal, Yield Maintenance Payment (as defined in
Section 3.3 below) and Participation Interest), (ii) property taxes on the Project, (iii) Approved Operating Costs, and (iv) Approved Capital Costs,

         exceeds the sum of the then-outstanding principal balance of the Loan plus the amount of any Yield Maintenance Payment then due and payable; provided, however, that the amount of Participation Interest due and payable to Aetna pursuant to this Agreement and the Amended Note shall not exceed the "MAXIMUM PARTICIPATION INTEREST AMOUNT" as defined and provided for in the Allonge.

                    2.2.2.2 The Participation Interest provided for herein and in the Allonge equals a share (50%) of the entire unencumbered value of the Project and such other amounts, and is not limited to a share of any appreciation in such value; by way of example:

                          2.2.2.2.1  if Participation Interest was to
become due prior to any principal reduction of the Loan, and if the aggregate value (determined as provided for in Section in by ref above) of the Project plus such other assets (not including the Excluded Assets) and the amounts on deposit in the Deposit Account, in the Project Reserve and in the Tax and Insurance Escrow (to the extent not required to pay or provide for then-accrued obligations of MTP-South Tower, as provided for in Section 2.2.2.1.2 above) then exceeded the principal balance of the Loan by $1,000,000, and no Yield Maintenance Payment was then due, then the amount of Participation Interest then due would equal $500,000; and

                          2.2.2.2.2  if instead Participation Interest
was to become due later, during which period (i) the principal balance of the Loan had been reduced by $5,000,000 and (ii) the aggregate value of the Project plus such other assets (not including the Excluded Assets) and the amounts on deposit in the Deposit Account, in the Project Reserve and in the Tax and Insurance Escrow (to the extent not required to pay or provide for then-accrued obligations of MTP-South Tower, as provided for in Section 2.2.2.1.2 above) had increased (from the amount described in the preceding example) by $6,000,000, and no Yield Maintenance Payment was due, then such aggregate value would exceed the then-current Loan balance by $12,000,000 and the amount of Participation Interest then due would equal $6,000,000.


   3.    PAYMENT OF THE LOAN.

         3.1 EARLY REPAYMENT. At any time during the period (the "PERMITTED PREPAYMENT PERIOD") from the Effective Date through and including September 1, 1999, if not then in Default under the Amended Loan Documents, MTP-South Tower shall have the right, without the consent of Aetna, to prepay the Loan in full or in part, and in connection with such voluntary cash repayment of the Loan on or before said date ("EARLY REPAYMENT"), Aetna hereby agrees that no Participation Interest shall be due or payable in connection with any Early Repayment.

         3.2 AMOUNTS DUE AT MATURITY. At the scheduled maturity date of the Loan or the earlier date of acceleration of the obligations evidenced and secured by the Amended Loan Documents, or upon the repayment of the Loan in full, upon such event ("MATURITY"), in addition to accrued Fixed Rate Interest and any other unsatisfied obligations of MTP-South Tower to Aetna under the Amended Loan Documents, the following amounts shall be due and payable to Aetna by MTP-South Tower:

               3.2.1 any Yield Maintenance Payment (to the extent provided for in the Allonge or in Section 3.3 below); and

               3.2.2 Participation Interest (except on Early Repayment, and subject to the provisions set forth in Section 4.2 with respect to a Deferred Obligation in connection with a refinancing of the Loan).

         3.3 YIELD MAINTENANCE PAYMENT. MTP-South Tower shall also be obligated to pay Aetna the "YIELD MAINTENANCE PAYMENT" (as defined in the Allonge) in the amount provided for in the Allonge, (a) upon any acceleration of the maturity of the Loan following March 1, 2000 by reason of an Event of Default under the Amended Loan Documents, and (b) upon any full or partial prepayment of the Loan after March 1, 2000, except with respect to (i) principal payments made from monthly disbursements of Operating Receipts, as provided for in Section 7.2.1.10 below,
(ii) Additional Loan Advance Repayments in accordance with Section 3.4.1, or (iii) principal payments made from the proceeds of condemnation awards or insurance recoveries, as provided for in Section 4.1.2.2, made after said date. No Yield Maintenance Payment shall be due or payable upon any full or partial prepayment of the Loan at any time on or before March
1, 2000, regardless of whether or not an Event of Default then exists under the Amended Loan Documents.

         3.4   REPAYMENT OF ADDITIONAL LOAN ADVANCES.

               3.4.1ADDITIONAL LOAN ADVANCE REPAYMENTS. The provisions of this Section 3.4 shall apply only if Aetna has made any Additional Loan Advance pursuant to Section 7.4 below. In such event, on the September 1st immediately following the date of the first Additional Loan Advance, and on each subsequent September 1st until the Loan has been repaid in full (each an "ADJUSTMENT DATE"), MTP-South Tower shall be required to make a partial principal payment on the Loan (an "ADDITIONAL LOAN ADVANCE REPAYMENT"), from the proceeds of equity contributions by one or more of the Equity Owners of MTP-South Tower in accordance with Section 3.4.2 below, equal to the lesser of:

                    3.4.1.1 the amount, if any, by which (i) the outstanding principal balance of the Loan on such Adjustment Date exceeds
(ii) the amount of the applicable Maximum Principal Balance (defined below) provided for in Exhibit A for such Adjustment Date (i.e., no Additional Loan Advance Repayment shall be due on an Adjustment Date if the outstanding principal balance of the Loan is then less than or equal to the amount of the Maximum Principal Balance provided for on such date in Exhibit A); or

                    3.4.1.2 the sum of (i) the aggregate amount of all Additional Loan Advances made by Aetna pursuant to Section 7.4 below during the twelve month period (herein referred to as a "LOAN YEAR") prior to such Adjustment Date (e.g., on September 1, 1998, the aggregate amount of such Additional Loan Advances made during the Loan Year between September 1, 1997 through August 31, 1998), plus (ii) the aggregate amount of all disbursements to MTP-South Tower in accordance with Section 7.2.1.8 during the (same) Loan Year prior to such Adjustment Date.

As more specifically provided for in Exhibit A attached hereto and incorporated herein by reference, the "Maximum Principal Balance" for each Loan Year specified therein shall be reduced by the amount of any principal payments by MTP-South Tower following the Effective Date, other than:
(i) principal payments made from monthly disbursements of Operating Receipts, as provided for in Section 7.2.1.10, (ii) Additional Loan Advance Repayments in accordance with Section 3.4.1, or (iii) principal payments made from the proceeds of condemnation awards or insurance recoveries, as provided for in Section 4.1.2.2. Such reduction of the Maximum Principal Balance for the current and each subsequent Loan Year shall become effective immediately upon receipt of any such principal payment. All references in this Agreement to any "MAXIMUM PRINCIPAL BALANCE" shall mean the applicable amount shown on Exhibit A as same may be so reduced following any such principal payment. Any such Additional Loan Advance Repayment pursuant to this Section 3.4.1 shall be due and payable on the first business day immediately following the applicable Adjustment Date. Any such Additional Loan Advance Repayment received by Aetna from MTP-South Tower shall be applied to reduction of the principal balance of the Loan. No Yield Maintenance Payment shall be due or payable in connection with any such Additional Loan Advance Repayment.

               3.4.2EQUITY CONTRIBUTIONS. MTP-South Tower covenants and agrees as follows with respect to each such Additional Loan Advance
Repayment:

                    3.4.2.1 that the amount of any such Additional Loan Advance Repayment shall be contributed to the equity of MTP-South Tower on or immediately before the applicable Adjustment Date by one or more of its Equity Owners and said sum shall be used to make such Additional Loan Advance Repayment to Aetna;

                    3.4.2.2 that no portion of the amount of such Additional Loan Advance Repayment shall be obtained from Project rents or other Gross Receipts (as defined in the Lockbox Agreement), from other assets of MTP-South Tower (other than any Excluded Assets), or from indebtedness of MTP-South Tower, whether owed to such Equity Owner or Owners or to any other person; and

                    3.4.2.3  that no Equity Owner making such
contribution to the capital of MTP-South Tower shall have any right to receive any return on or return of such sum at any time prior to the repayment in full of the Loan and all other obligations of MTP-South Tower to Aetna (except a right to participate in any disbursement made to MTP-South Tower in accordance with Section 3.4.3 and Section 7.2.1.8).

               3.4.3PERMITTED EQUITY DISTRIBUTIONS. If (a) MTP-South Tower makes any Additional Loan Advance Repayments following the Effective Date, (b) on any subsequent Disbursement Date (as defined in Section 7.2.1) during the same or any subsequent Loan Year, the balance of the Loan becomes less than the Maximum Principal Balance as provided for in
Section 3.4.1 and the schedule attached as Exhibit A for the September 1st next following such Disbursement Date, and (c) no Default then exists, then MTP-South Tower shall be entitled to disbursements, up to the amount of any such Additional Loan Advance Repayments (without interest), of excess Operating Receipts (as defined in Section 6.2.1) disbursed on such Disbursement Date in accordance with the terms and conditions of (and at the priority provided for in) Section 7.2.1.8 below, and any amount so disbursed to MTP-South Tower may, notwithstanding any other provision of this Agreement, be distributed or paid by MTP-South Tower to its Equity Owners; provided, however, that the right to receive such disbursements pursuant to Section 7.2.1.8 shall terminate on the earliest of (i) the Maturity of the Loan, (ii) September 1, 2003, or (iii) the date any Deferred Obligation is created pursuant to Section 4.2. An example of the operation of Section 3.4.1 and the operation of Section 7.2.1.8 is attached hereto as Exhibit C.


   4.    CAPITAL EVENTS.

         4.1 PAYMENTS UPON RECEIPT OF CAPITAL PROCEEDS. In the event of a refinancing of the Loan or the receipt of other Capital Receipts (as defined in Section 6.2.2 below) by MTP-South Tower (except in connection with a sale of the Project, which shall be governed by Section 4.4 below, but including, without limitation, receipt of any insurance proceeds or condemnation proceeds, to the extent not required to repair or restore the Project), then:

               4.1.1 MTP-South Tower shall be obligated to pay Aetna an amount (not to exceed the aggregate amount owed to Aetna, including but not limited to accrued unpaid Fixed Rate Interest, the unpaid balance of the Loan, any Yield Maintenance Payment and any Participation Interest) equal to 100% of the amount of net proceeds therefrom ("NET CAPITAL PROCEEDS"), after payment of or provision for the customary and reasonable costs associated with such refinancing or other capital event, as reasonably approved by Aetna ("CAPITAL TRANSACTION COSTS"), including, without limitation, (i) reasonable legal fees, appraisal costs, points and other closing costs reasonably associated therewith, or (ii) any costs payable out of any insurance proceeds or condemnation proceeds as reasonably required to repair or restore the Project.

               4.1.2 As provided for in Section 6.2 below, all such proceeds received by MTP-South Tower (before deduction or provision for Capital Transaction Costs) shall constitute "Capital Receipts" and must be immediately deposited in Aetna's Deposit Account upon receipt by MTP-South Tower. Agent shall disburse such Capital Receipts from the Deposit Account as follows:

                    4.1.2.1 Following Aetna's reasonable approval of such Capital Transaction Costs and in accordance with a disbursement schedule proposed by MTP-South Tower and reasonably approved by Aetna at the time of such capital event, from such Capital Receipts funds shall be disbursed to MTP-South Tower, in installments, to the extent required to permit MTP-South Tower to pay Capital Transaction Costs. In the event of condemnation or casualty, absent the existence of an Event of Default, Aetna shall permit insurance proceeds or condemnation payments to be applied to the reasonable costs of any necessary repair and restoration of the Project, and Aetna's approval of such repair or restoration costs shall not be unreasonably withheld, delayed or conditioned. Any or all Capital Transaction Costs may be paid or disbursed by an escrow holder or other third party (other than MTP-South Tower or its affiliates) in connection with a sale, refinancing or other event giving rise to Capital Receipts, in which event (i) disbursements for such Capital Transaction Costs shall be made by such escrow holder or other third party, and not by Agent, and (ii) the approval by Aetna of a settlement statement or similar instrument describing such costs shall constitute Aetna's approval of such Capital Transaction Costs for purposes of this Agreement.

                    4.1.2.2 The entire amount of Net Capital Proceeds (i.e., all Capital Receipts after payment of or provision for Capital Transaction Costs to be disbursed to MTP-South Tower pursuant to
Section 4.1.2.1), shall be disbursed to Aetna, to be applied by Aetna to reduction of the principal amount of the Loan plus any Yield Maintenance Payment with respect to such principal payment (as provided for in Section 3.3, no Yield Maintenance Payment shall be due in connection with such principal payments made from the proceeds of condemnation awards or insurance recoveries).

                    4.1.2.3     If the amount of Net Capital Proceeds
paid to Aetna in accordance with Section 4.1.2.2 is sufficient to repay the entire principal balance of the Loan and any Yield Maintenance Payment associated therewith, then the Loan shall mature and all other amounts due at Maturity, as provided for in Section 3.2 above, shall be due and payable, and:

                          4.1.2.3.1  Aetna shall apply such excess amount
of Net Capital Proceeds, after repayment pursuant to Section 4.1.2.2 of the entire principal balance of the Loan and any Yield Maintenance Payment associated therewith:

                                (1)  first, to Fixed Rate Interest and
any other accrued unpaid obligations of MTP-South Tower under the Amended Loan Documents other than Participation Interest, and

                                (2)  second, (except in connection with
Early Repayment) to Participation Interest.

                          4.1.2.3.2  To the extent such excess amount of
Net Capital Proceeds is insufficient to pay all of such obligations owed to Aetna under the Amended Loan Documents, including (except in connection with Early Repayment) all Participation Interest, then MTP-South Tower shall be obligated to immediately pay Aetna all such amounts, subject, however, to the provisions of Section 4.2 regarding deferral of the obligation to pay unpaid Participation Interest upon certain refinancings.

         4.2 SUBORDINATION OF PARTICIPATION INTEREST ON REFINANCING. In the event that MTP-South Tower refinances the Loan, to the extent that the net proceeds of such refinancing (after payment of or provision for the Capital Transaction Costs and funding any Qualified Reserves and/or Qualified Set-Asides (as defined in Section 4.2.8.5 and Section 4.2.8.6 below, respectively) required by the first lien lender) plus all amounts in the Project Reserve are sufficient (and are applied) to repay the entire outstanding principal balance of the Loan, plus any Yield Maintenance Payment associated therewith, and to pay all accrued unpaid Fixed Rate Interest and all other obligations to Aetna under the Amended Loan Documents, but are not sufficient to repay in full all Participation Interest then due Aetna (i.e., in the event of Early Repayment, for which no Participation Interest is due, the provisions of this Section 4.2 shall not apply), then Aetna shall permit MTP-South Tower to repay the unpaid balance of such Participation Interest (which balance shall be determined and fixed as of the date (the "REFINANCING DATE") of such refinancing and repayment of the principal balance of the Loan), plus Fixed Rate Interest on such unpaid balance from the Refinancing Date until repaid (the "DEFERRED OBLIGATION"), over a three year period subject to the terms and conditions of this Section 4.2.

               4.2.1 The Deferred Obligation shall remain a secured debt obligation of MTP-South Tower, as part of the Loan and evidenced and secured by the Amended Loan Documents (and subject, without limitation, to the limitation on the liability of MTP-South Tower and its Equity Owners in accordance with Section 11.8), as the Amended Loan Documents are further amended as provided for in this Section 4.2.

               4.2.2 The lien of the Amended Loan Documents securing the Deferred Obligation shall be subordinated by Aetna to the lien of the instruments and agreements evidencing and securing the new financing obtained by MTP-South Tower to refinance the Loan, pursuant to a subordination agreement reasonably acceptable to Aetna.

               4.2.3 The Deferred Obligation, including all accrued unpaid interest thereon, shall be due and payable on the earlier of
(i) September 1, 2006 or (ii) the third anniversary of the Refinancing Date, regardless of the availability of funds for such repayment.

               4.2.4 During the three year period following the Refinancing Date, however, the Deferred Obligation shall be repaid out of, and only to the extent of (i) 100% of Operating Receipts (as defined in Section 6.2.1) remaining after payment or provision for (a) operating costs, including taxes and insurance and a working capital reserve not to exceed $250,000, (b) capital expenditures, including funding a Qualified Reserve therefor not to exceed $3 million, and (c) debt service on the first lien loan, and (ii) 100% of any Net Capital Proceeds (as defined in Section 4.1.1) remaining after any required repayment of such first lien loan.

               4.2.5 The Deposit Account and lockbox requirements of the Lockbox Agreement, as supplemented and modified by this Agreement, shall continue to apply to provide for such application of funds to operating expenses, including taxes and insurance and a working capital reserve not to exceed $250,000, and capital expenditures, including funding a reserve therefor not to exceed $3 million, and other approved obligations of MTP-South Tower, including debt service on the first lien loan, and payment of the Deferred Obligation; provided, however, that if the first lien lender requires that MTP-South Tower provide such lender with a similar lockbox or deposit account arrangement, then Aetna agrees to consent to same provided that such documents, in form and substance reasonably acceptable to Aetna, provide for direct payments to Aetna for the Deferred Obligation from all excess funds as provided for herein.

               4.2.6 Following the date that the balance of the Loan (other than the Deferred Obligation) is repaid, Aetna shall have no obligation to make any Additional Loan Advances and there shall be no further disbursements to MTP-South Tower in connection therewith pursuant to Section 7.2.1.8.

               4.2.7 Aetna also agrees to reasonably cooperate to accommodate the reasonable requests of the first lien lender in connection with amendments to the Amended Loan Documents and agreements subordinating the liens thereof to the liens of the instruments and agreements evidencing and securing the first lien loan.

               4.2.8 The economic terms of the new first lien loan to which any Deferred Obligation is to be subordinated (the "NEW LOAN") shall be subject to the prior approval of Aetna, in its reasonable discretion (as such standard is provided for in Section 5.4), unless the following conditions are satisfied, in which event Aetna will be deemed to have approved such economic terms (and any amendment of such economic terms shall similarly remain subject to the prior approval of Aetna, in its reasonable discretion):

                    4.2.8.1 the maturity date of the New Loan must be not less than five years;

                    4.2.8.2 the interest rate of the New Loan must be a market rate of interest, taking into account points and fees;

                    4.2.8.3 the New Loan must be non-amortizing or have an amortization schedule of not less than 25 years (level payment), with no additional principal payments required before maturity;

                    4.2.8.4 no kicker, participating or other contingent interest must be due or payable under the New Loan prior to the repayment in full of the Deferred Obligation;

                    4.2.8.5 if the lender with respect to the New Loan requires reserves for capital expenditures to be funded or maintained out of disbursements from Operating Receipts, then (i) the maximum amount of such capital reserve must not exceed $3,000,000 (in addition to a working capital reserve of not more than $250,000 and any reserve for Project property taxes and/or insurance premiums), and after the Refinancing Date the Project Reserve Maximum Balance shall be reduced by the amount of the required balance in such capital reserve (so that the aggregate amount of both (in addition to a working capital reserve not to exceed $250,000 and a reserve for Project property taxes and insurance) does not exceed the sum of $3,000,000), and (ii) Aetna must have a lien on such reserve subordinate only to any lien thereon securing the New Loan (such reserve meeting the foregoing conditions is herein referred to as a "QUALIFIED RESERVE");

                    4.2.8.6 if in addition to any Qualified Reserve, the lender with respect to the New Loan requires any amounts be set-aside from the proceeds of the New Loan, then (i) such set-asides must be used to fund a Qualified Reserve or be held to fund Project costs (including capital costs, operating expenses and debt service) over a period not to exceed three years (and Aetna will not unreasonably withhold its approval of a longer period), (ii) any amounts released from such set-asides not used for such purposes must be included in Operating Receipts for disbursement in accordance with this Agreement, and (iii) Aetna must have a lien on any such set-aside funds subordinate only to any liens thereon securing the New Loan (such set-asides meeting the foregoing conditions are herein referred to as "QUALIFIED SET-ASIDES"); and

                    4.2.8.7 if the proceeds of the New Loan are to be disbursed in installments, then the net proceeds of any such future advances, to the extent not applied to Project operating or capital costs or held in a Qualified Set-Aside for such Project costs, must be applied to the Deferred Obligation when received by MTP-South Tower.

               4.2.9 The obligation of Aetna to commit to such subordination and deferral of unpaid Participation Interest shall be subject to the following conditions:

                    4.2.9.1 the Loan and all other obligations of MTP-South Tower to Aetna (other than Participation Interest) must have been repaid in full;

                    4.2.9.2 to the extent that the net proceeds of the New Loan (after payment of reasonable and customary closing costs (including, without limitation, reasonable attorneys fees, points, swap costs, and title insurance premiums) and funding any Qualified Reserves and Qualified Set-Asides required by the first lien lender) plus all amounts in the Project Reserve (but excluding amounts in the Tax and Insurance Escrow, the Deposit Account or the Operating Account) exceed the amount required to satisfy such other Loan obligations to Aetna, the excess amount must have been applied to pay Participation Interest;

                    4.2.9.3 amendments to the Amended Loan Documents, and agreements subordinating the liens thereof to the instruments and agreements securing the New Loan, must be acceptable to Aetna, in its reasonable discretion;

                    4.2.9.4 the economic terms of the New Loan must have been approved, or deemed approved, by Aetna as provided for in
Section 4.2.8;

                    4.2.9.5 the first lien lender must have consented to all documents and the transactions provided for therein;

                    ce to t the closing of such transactions must occur on or before September 1, 2003, the scheduled maturity date of the Loan (subject to any extension of that date by written express amendment of the Amended Loan Documents);

                    4.2.9.7 all instruments and agreements must be duly executed and delivered by all parties;

                    4.2.9.8 Aetna must receive opinions of counsel to MTP-South Tower as Aetna may reasonably request;

                    4.2.9.9 Aetna must have received an endorsement to its title insurance policy, confirming the second lien priority of the instruments and agreements evidencing and securing the Deferred
Obligation;
and

                    4.2.9.10 MTP-South Tower must reimburse all of Aetna's reasonable costs and expenses in connection with negotiating, documenting and closing the transactions provided for in this Section 4.2 (including, without limitation, reasonable attorneys' fees and costs).

         4.3 RIGHT OF FIRST OFFER. In connection with any sale or other disposition of the Project by MTP-South Tower, MTP-South Tower must comply with the terms of this Section 4.3. If MTP-South Tower desires to sell or otherwise dispose of the Project, then MTP-South Tower must offer to sell the Project to Aetna, which offer shall be in writing (the "OFFER") and shall specify the purchase price and any other material economic terms upon which MTP-South Tower would be willing to sell the Project; without limiting the foregoing: (i) unless otherwise specified in the Offer, the Project shall include the Excluded Assets provided for herein, and (ii) the Offer must specify the terms of any post-closing property management contract with MTP-Development or any other affiliate of MTP-South Tower (as used herein, an "AFFILIATE" of MTP-South Tower means any person or entity which is controlled by, controls or is under common control with MTP-South Tower or any of the Equity Owners of MTP-South Tower) -- absent such specification, there shall be no such affiliate contract.

               4.3.1 If Aetna accepts such Offer in writing within thirty (30) days following its receipt, or accepts any Revised Offer (as defined below) within seven (7) business days following its receipt, MTP-South Tower and Aetna shall proceed in good faith to document and close such sale as soon as possible, in accordance with such Offer or Revised Offer, as applicable, and at such closing, the Project shall be sold to Aetna or its nominee subject to the matured Loan, i.e., all accrued unpaid Fixed Rate Interest, the entire principal balance, any Yield Maintenance Payment associated therewith, Participation Interest (except on Early Repayment), and all other amounts payable under the Amended Loan Documents shall be deducted in the determination of the portion of the purchase payable to MTP-South Tower at the closing of such sale of the Project to Aetna or its nominee. The amount of Participation Interest, if any, shall be calculated in the same manner as provided for in Section 4.6 below (i.e., based on (i) the purchase price, plus (ii) amounts in the Deposit Account, in the Project Reserve and in the Tax and Insurance Escrow, plus (iii) all cash and other assets of MTP-South Tower other than the Excluded Assets), except that no closing costs shall be payable at such closing or deductible in such calculation of Participation Interest then due. At such closing, property taxes, operating expenses and current rents shall be prorated. Aetna and MTP-South Tower shall be obligated to close such sale within thirty (30) days following the date Aetna accepts the applicable Offer or Revised Offer, and in such event, solely for the purpose of determining whether or not any Yield Maintenance Payment or Participation Interest is then due, provided MTP-South Tower diligently proceeds to close such sale to Aetna, such sale shall be deemed to have occurred on the date Aetna accepts the Offer or Revised Offer, as applicable.

               4.3.2 If Aetna declines or fails to accept an Offer within such thirty (30) day period, or if Aetna declines or fails to accept a Revised Offer within the seven business day period provided for below, then MTP-South Tower shall have the right at any time during the following nine months to close the sale of the Project in an Arms-Length Sale (as provided for in Section 4.4 below) provided that the purchase price and other material economic terms of such sale are no more favorable to the buyer than the purchase price and other material economic terms declined or so deemed declined by Aetna, and in such event Aetna shall have no approval rights with respect to such Arms-Length Sale (provided that the other "arms-length" requirements of Section 4.4 are satisfied); provided, however:

                    4.3.2.1 that at any time during such nine month period following Aetna's rejection or deemed rejection of an Offer, MTP-South Tower shall have the right to submit a revised offer to Aetna (a "REVISED OFFER"), which Aetna must accept, if at all, within seven (7) business days following its receipt;

                    4.3.2.2 that Aetna's failure to accept any such Offer or Revised Offer from MTP-South Tower shall not affect the right of Aetna to approve or reject any sale or other disposition of the Project which is not an Arms-Length Sale in accordance with Section 4.5 (including, without limitation, Aetna's rights in connection with certain transactions in accordance with Paragraph 17 of the Note); and

                    4.3.2.3 that the references herein to MTP-South Tower's rights within the nine month period described shall not be construed to extend the date of Maturity of the Loan.

         4.4 ARMS-LENGTH SALE OF PROJECT. In the event of an Arms-Length Sale (as defined below) the Loan shall be due and payable and, except in the case of Early Repayment (when no Participation Interest is due hereunder), the amount of Participation Interest related to the value of the Project shall be determined with reference to the amount of the net proceeds of such sale, as provided for in Section 4.5 (in all other cases, the amount of Participation Interest attributable to the value of the Project shall be determined by appraisal, as more particularly provided for in Section 2.2.2.1 and in the Allonge). As used herein, a sale of the Project shall constitute an "ARMS-LENGTH SALE" only if:

               4.4.1 the purchase price and the other material economic terms of such sale are no more favorable to the buyer than those contained in an Offer or any Revised Offer made by MTP-South Tower to Aetna in accordance with Section 4.3, which Offer and any Revised Offer have been declined by Aetna (or been deemed to have been declined by Aetna in accordance with Section 4.3.2) within nine months preceding the date of closing of such sale;

               4.4.2 following such sale, if MTP-Development or any other affiliate of MTP-South Tower is to continue to manage the Project, the management fee payable to such affiliated entity is not more than the management fee now payable by MTP-South Tower to MTP-Development, i.e., 2-1/2% of Project revenues;

               4.4.3 if following such sale MTP-Development or any other affiliate of MTP-South Tower is to continue to provide leasing agent services at the Project, the leasing commissions payable to such entity are not more than the leasing commissions payable to MTP-Development under its contract with MTP-South Tower as of the date of this Agreement; and

               4.4.4 all other aspects of such sale are with unaffiliated entities, including but not limited to any sales commissions payable in connection with such sale, and none of MTP-South Tower or any of the Equity Owners of MTP-South Tower or any affiliate of any of them retains or receives any direct or indirect interest in the buyer or in the Project following such sale.

Notwithstanding any other provision of this Agreement, MTP-South Tower shall not be required to obtain the consent of Aetna to an Arms-Length Sale of the Project.

         4.5 PROCEEDS OF SALE OF PROJECT. In the event of any sale or other disposition of the Project, whether or not same qualifies as an Arms-Length Sale hereunder (this Section, however, shall not be deemed to be a consent to any transfer other than in accordance with Section 5.1 hereof), upon such sale or other disposition ("SALE"):

               4.5.1 The Loan and all other obligations of MTP-South Tower to Aetna under the Amended Loan Documents shall be immediately due and payable, and all of such obligations must be paid to Aetna regardless of the amount of the net proceeds of such sale (except in the case of Participation Interest payable in connection with an Arms-Length Sale, as provided for in Section Documents relating to the assignment of the Partnership's interest in the 125 Broad Street Building to O&Y Plaza Corp.

("Assignee") are incorporated herein by reference to the Partnership's report for October 15, 1994 on Form 8K dated November 15, 1994.

     Lockbox and forbearance agreements related to the mortgage note secured by the Wells Fargo Building are incorporated herein by reference to the Partnership's report for December 31, 1994 on Form 10-K (File No. 0-16111) dated March 27, 1995.

     Modification to Reserve Escrow Agreement relating to the 260 Franklin Street Building is hereby incorporated by reference to the Partnership's Report for June 30, 1995 on Form 10-Q (File No. 0-16111) dated August 9, 1995.

     The Partnership Interest Purchase Agreement related to the sale of the Partnership's interest in Eastridge Mall is hereby incorporated herein by reference to the Partnership's report for June 30, 1995 on Form 8-K dated July 24, 1995.

     Documents relating to the operating agreement of Maguire Thomas Partners-South Tower, L.L.C. are filed herewith.

     Modification to Reserve Escrow Agreement dated December 4, 1996 relating to the 260 Franklin Street Building dated December 4, 1996 are filed herewith.

                                      SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Partnership has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XV

By: JMB Realty Corporation
    Corporate General Partner


By:    GAILEN J. HULL
       By:    Gailen J. Hull
              Senior Vice President
       Date:  March 21, 1997

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

JMB Realty Corporation
Corporate General Partner

JUDD D. MALKIN*
Judd D. Malkin, Chairman and
Chief Financial Officer
March 21, 1997

NEIL G. BLUHM*
Neil G. Bluhm, President and Director
Date:March 21, 1997

H. RIGEL BARBER*
H. Rigel Barber, Chief Executive Officer
Date:March 21, 1997

GLENN E. EMIG*
Glenn E. Emig, Chief Operating Officer
Date:March 21, 1997


GAILEN J. HULL
By: Gailen J. Hull, Senior Vice President
Principal Accounting Officer
Date: March 21, 1997

A. LEE SACKS*
A. Lee Sacks, Director
Date: March 21, 1997

STUART C. NATHAN*
Stuart C. Nathan, Executive Vice President
  and Director
Date: March 21, 1997


*By:  GAILEN J. HULL, Pursuant to a Power of Attorney


GAILEN J. HULL
Gailen J. Hull, Attorney-in-Fact
March 21, 1997